May 5, 2010
Media Contact:  Cynthia Messina, Las Vegas, NV (702) 876-7132
Shareholder Contact:  Ken Kenny, Las Vegas, NV (702) 876-7237
For Immediate Release

SOUTHWEST GAS CORPORATION
ANNOUNCES FIRST QUARTER 2010 EARNINGS

Las Vegas, Nev. – Southwest Gas Corporation (NYSE: SWX) announced consolidated earnings of $1.43 per basic share for the first quarter of 2010, a $0.30 increase from the $1.13 per basic share earned during the first quarter of 2009.  Consolidated net income was $64.6 million for the first quarter of 2010, compared to $50 million for the prior-year quarter.

According to Jeffrey W. Shaw, Chief Executive Officer, “Our net income of $64.6 million in the first quarter of 2010 is a significant improvement over the prior year.  The natural gas segment experienced higher operating results as rate relief and a return to more normal weather combined for a $23 million increase in operating margin over the prior-year quarter.  You may remember that in 2009, Arizona experienced one of its warmest winters in the past 100 years.  Our sensible cost controls kept operating cost increases to a minimum, which also contributed to the stronger earnings.”  Shaw concluded by saying, “We remain focused on the core fundamentals of our business, and believe we are seeing the results of that strategy.  These results include a recent Standard & Poor’s credit rating outlook revision to positive from stable, which could ultimately lead to lower financing costs for the Company and our customers.”

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For the twelve months ended March 31, 2010, consolidated net income was $102.1 million, or $2.27 per basic share, compared to $61.8 million, or $1.41 per basic share, during the twelve-month period ended March 31, 2009.  The increase between periods reflected higher operating margin, a significant improvement in other income, and lower financing costs.  Other income in the current twelve-month period includes an $11.6 million ($0.26 per share) increase in the cash surrender values of company-owned life insurance (“COLI”) policies, while the prior twelve-month period included an $11.5 million ($0.26 per share) decrease in COLI policies.

Natural Gas Operations Segment Results
First Quarter
Operating margin, defined as operating revenues less the cost of gas sold, increased $23 million in the first quarter of 2010 compared to the first quarter of 2009.  Differences in heating demand, caused primarily by weather variations, provided $13 million of the operating margin increase as temperatures in the current quarter were relatively normal, while temperatures were significantly warmer than normal in the first quarter of 2009.  Rate relief provided $10 million of the operating margin increase, consisting of $9 million in Nevada and $1 million in California.  Customer growth had a negligible impact as 9,000 net new customers were added during the last twelve months.

Operating expenses for the quarter increased $2.1 million, or two percent, compared to the first quarter of 2009 primarily due to higher employee-related and general costs.  Lower depreciation rates in the Nevada rate jurisdictions mitigated the increase.

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Other income, which principally includes returns on COLI policies and non-utility expenses, improved $1.3 million between quarters.  This was primarily due to a favorable swing in the cash surrender values of COLI policies.  Net financing costs were virtually unchanged.

Twelve Months to Date
Operating margin increased $37 million between periods.  Rate relief and rate changes provided a net $18 million increase, consisting of rate relief of $16 million in Arizona, $11 million in Nevada, and $3 million in California, partially offset by a decrease of $12 million related to the return to a seasonal margin methodology in California in 2009.  Differences in heating demand caused primarily by weather variations between periods resulted in a $23 million operating margin increase as warmer-than-normal temperatures were experienced during both periods (during the twelve-month period of 2010, operating margin was negatively impacted by $5 million, while the negative impact in the twelve-month period of 2009 was $28 million).  Customer growth contributed $1 million in operating margin.  Conservation, resulting from current economic conditions and energy efficiency, negatively impacted operating margin by an estimated $5 million.

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Operating expenses increased $12.3 million, or two percent, between periods principally due to general cost increases and higher employee-related benefit costs.  The increase was mitigated by somewhat lower staffing levels.  Despite additional plant in service, depreciation expense decreased slightly due to lower depreciation rates in California and Nevada rate jurisdictions.

Other income improved $21.6 million between periods.  This was primarily due to the net change in the cash surrender values of COLI policies.  Net financing costs decreased $6 million between periods due to a reduction in outstanding debt and lower interest rates on variable-rate debt.

Southwest Gas Corporation provides natural gas service to 1,830,000 customers in Arizona, Nevada, and California.

This press release may contain statements which constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (Reform Act).  All such forward-looking statements are intended to be subject to the safe harbor protection provided by the Reform Act.  A number of important factors affecting the business and financial results of the Company could cause actual results to differ materially from those stated in the forward-looking statements.  These factors include, but are not limited to, the impact of weather variations on customer usage, customer growth rates, conditions in the housing market, the effects of regulation/deregulation, the timing and amount of rate relief, changes in rate design, and the impacts of stock market volatility.

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SOUTHWEST GAS CONSOLIDATED EARNINGS DIGEST
(In thousands, except per share amounts)

QUARTER ENDED MARCH 31,	2010	2009

Consolidated Operating Revenues	$668,751	$689,862

Net Income	$64,648	$49,981

Average Number of Common Shares Outstanding	45,221	44,424

Basic Earnings Per Share	$1.43	$1.13

Diluted Earnings Per Share	$1.42	$1.12

TWELVE MONTHS ENDED MARCH 31,	2010	2009

Consolidated Operating Revenues	$1,872,713	$2,020,998

Net Income	$102,149	$61,802

Average Number of Common Shares Outstanding	44,948	43,825

Basic Earnings Per Share	$2.27	$1.41

Diluted Earnings Per Share	$2.26	$1.40

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SOUTHWEST GAS CORPORATION
SUMMARY UNAUDITED OPERATING RESULTS
(In thousands, except per share amounts)

	THREE MONTHS ENDED		TWELVE MONTHS ENDED
	MARCH 31,		MARCH 31,
	2010	2009	2010	2009

Results of Consolidated Operations
Contribution to net income - gas operations	$65,317	$49,852	$94,885	$54,266
Contribution to net income - construction services	(669)	129	7,264	7,536
Net income	$64,648	$49,981	$102,149	$61,802

Basic earnings per share	$1.43	$1.13	$2.27	$1.41
Diluted earnings per share	$1.42	$1.12	$2.26	$1.40

Average outstanding common shares	45,221	44,424	44,948	43,825
Average shares outstanding (assuming dilution)	45,595	44,680	45,287	44,118

Results of Natural Gas Operations
Gas operating revenues	$614,509	$635,106	$1,594,246	$1,685,201
Net cost of gas sold	352,255	395,810	823,075	951,088
Operating margin	262,254	239,296	771,171	734,113
Operations and maintenance expense	86,705	84,662	350,985	338,116
Depreciation and amortization	42,696	42,339	167,207	168,031
Taxes other than income taxes	9,766	10,111	36,973	36,697
Operating income	123,087	102,184	216,006	191,269
Other income (deductions)	(531)	(1,786)	7,845	(13,729)
Net interest deductions	18,024	18,182	73,933	79,926
Net interest deductions on subordinated debentures	1,912	1,933	7,710	7,730
Income before income taxes	102,620	80,283	142,208	89,884
Income tax expense	37,303	30,431	47,323	35,618
Contribution to net income - gas operations	$65,317	$49,852	$94,885	$54,266

SOUTHWEST GAS CORPORATION
SELECTED STATISTICAL DATA
MARCH 31, 2010

FINANCIAL STATISTICS
Market value to book value per share at quarter end	117%
Twelve months to date return on equity -- total company	9.3%
-- gas segment	9.1%
Common stock dividend yield at quarter end	3.3%

GAS OPERATIONS SEGMENT
			Authorized
	Authorized	Authorized	Return on
	Rate Base	Rate of	Common
Rate Jurisdiction	(In thousands)	Return	Equity
Arizona	$1,066,108	8.86%	10.00%
Southern Nevada	819,717	7.40	10.15
Northern Nevada	116,584	8.29	10.15
Southern California	143,851	7.87	10.50
Northern California	52,285	8.99	10.50
South Lake Tahoe	11,815	8.99	10.50
Paiute Pipeline Company (1)	84,717	9.47	12.00

(1) Estimated amounts based on rate case settlements.

SYSTEM THROUGHPUT BY CUSTOMER CLASS
	THREE MONTHS ENDED		TWELVE MONTHS ENDED
	MARCH 31,		MARCH 31,
(In dekatherms)	2010	2009	2010	2009
Residential	34,501,432	31,971,846	69,503,179	64,752,340
Small commercial	11,599,524	11,158,027	29,863,922	29,867,581
Large commercial	3,394,893	3,798,409	11,320,605	12,161,895
Industrial / Other	1,705,063	2,304,803	6,662,608	9,166,640
Transportation	25,741,783	26,921,730	103,209,444	116,686,840
Total system throughput	76,942,695	76,154,815	220,559,758	232,635,296

HEATING DEGREE DAY COMPARISON
Actual	1,128	1,018	1,932	1,712
Ten-year average	1,103	1,092	1,894	1,890

Heating degree days for prior periods have been recalculated using the current period customer mix.